CorMedix Provides Year End 2011 Update

Continued Progress Towards CE Marking Approval

Expects to Receive Non-Dilutive Funding of Approximately $500K

Bridgewater, New Jersey, December 30, 2011 (Business Wire) – CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal disease, today announced its year end update and recent accomplishments.

CorMedix has been approved to receive approximately $500K of non-dilutive funding through the New Jersey Economic Development Authority’s (“NJEDA”) tax credit transfer program from the sale of its New Jersey state tax losses.  We expect to receive these funds in January 2012. We received approximately $300K of non-dilutive funding through this program in January 2011.

CorMedix continues to make progress towards CE marking approval for its Neutrolin® product candidate.  During the fourth quarter 2011, the Company successfully completed the stage 1 audit review process of its quality management system with TUV.  TUV is an international certification body that specializes in the certification of quality systems.  A stage 2 audit is scheduled for the first quarter of 2012.  The stage 2 audit involves rigorous internal quality and compliance review of the Company’s quality management system by TUV.

“We are very pleased with our successful results and completion of our stage 1 audit by TUV as we continue to make progress in potentially achieving CE marking for Neutrolin®.  Additionally, our expected cash infusion of approximately $500K of non-dilutive funding, attributed to the NJEDA tax program from the sale of our New Jersey state tax losses will supplement our current cash balance,” stated, Richard M. Cohen, Executive Chairman and Interim Chief Executive Officer.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix’s product candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s product candidates; CorMedix’s ability to enter into and maintain collaborations with third parties for its development programs; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations; CorMedix’s dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; CorMedix’s ability to receive financing when needed and on terms reasonably acceptable to CorMedix; and CorMedix’s ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix’s filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About CorMedix

CorMedix Inc. is a development-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease.  CorMedix’s goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications, in effect, treating the kidney to treat the heart.  CorMedix is currently pursuing the CE marking approval process in Europe, for CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients. Please see www.cormedix.com for additional information.

Contacts:
Brian Lenz
Chief Financial Officer
CorMedix Inc.
908-517-9486